EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS JANUARY 2005 PERFORMANCE

            HOUSTON, Feb. 1, 2005 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in January 2005 for its Continental Express operating fleet.

            During the month, ExpressJet revenue passenger miles (RPMs) totaled 618.5 million, up 31.6 percent over January 2004, and available seat miles (ASMs) increased by 16.9 percent compared with January 2004.  ExpressJet's January load factor was 69.0 percent, a 7.7 point improvement over January 2004.  The company flew 62,400 block hours, compared with 54,274 block hours in January 2004, and operated 33,741 departures, versus 30,652 departures in January 2004.

            Also in January 2005, ExpressJet accomplished a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 97.2 percent.  In January 2004, ExpressJet’s controllable completion factor was 99.7 percent and its total completion factor was 97.8 percent.

            During January, ExpressJet announced new service to Montgomery, Alabama and Queretaro, Mexico from Continental’s Houston hub at George Bush Intercontinental Airport.  ExpressJet also accepted delivery of one 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 246 jets.

            ExpressJet Airlines, Inc. operates as Continental Express, the exclusive regional jet provider for Continental.  With service to approximately 148 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland, and additional non-hub service to and from Mexico.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.

            ExpressJet Airlines employs approximately 6,700 people and is owned by ExpressJet Holdings, Inc.  For more information, visit www.expressjet.com.

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EXPRESSJET REPORTS JANUARY 2005 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

JANUARY	2005		2004		Change

Revenue Passenger Miles (000)	618,525		470,022		31.6	Percent

Available Seat Miles (000)	896,428		766,890		16.9	Percent

Passenger Load Factor	69.0	Percent	61.3	Percent	7.7	Points

Block Hours	62,400		54,274		15.0	Percent

Departures	33,741		30,652		10.1	Percent

YEAR-TO-DATE	2005		2004		Change

Revenue Passenger Miles (000)	618,525		470,022		31.6	Percent

Available Seat Miles (000)	896,428		766,890		16.9	Percent

Passenger Load Factor	69.0	Percent	61.3	Percent	7.7	Points

Block Hours	62,400		54,274		15.0	Percent

Departures	33,741		30,652		10.1	Percent

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